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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Reliant Resources, Inc. on Form S-8 of our report dated March 16, 2001 (April 27, 2001 for Notes 11(h) and 15) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note
5) on the consolidated financial statements of Reliant Resources, Inc. as of December 31, 1999 and 2000 and for the three year period ended December 31, 2000 and our report dated July 12, 2000 (August 24, 2000 with respect to Note 8(c)) on the combined financial statements of Reliant Energy Mid-Atlantic Power Holdings, LLC and Related Companies as of December 31, 1999 and for the period from November 24, 1999 to December 31, 1999 appearing in the Reliant Resources, Inc. Prospectus, dated April 30, 2001.





DELOITTE & TOUCHE LLP

Houston, Texas
May 2, 2001